EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We  consent  to  the   incorporation  by  reference  in  The  AES  Corporation's
Registration Statement No. 33-44498 on Form S-8, Registration Statement No. 33-49262 on Form S-8, Registration Statement No. 333-26225 on Form S-8, Registration Statement No. 333-28883 on Form S-8, Registration Statement No. 333-28885 on Form S-8, Registration Statement No. 333-33585 on Form S-8, and Registration Statement No. 33-95046 on Form S-3 of our report dated January 30, 1997, except for the penultimate paragraph of Note 6, as to which the date is March 13, 1997, the pre-penultimate paragraph of Note 6, as to which the date is August 8, 1997, the subsequent event paragraph of Note 7, as to which the date is July 15, 1997, and Note 13, as to which the date is October 27, 1997, appearing in this Current Report on Form 8-K of The AES Corporation for the year ended December 31, 1996.


Washington, DC
November 5, 1997